NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of common stock (the 'Common Stock') of A.M. Castle & Co. (the 'Company') from listing and registration on the Exchange at the opening of business on January 17, 2017, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company fell below the continued listing standard requiring a listed company to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. 1. Section 802.01B of the NYSE Listed Company Manual (the 'Manual') states, in part, that the Exchange will promptly delist a security of either a domestic or non-U.S. issuer when the issuer's average global market capitalization over a consecutive 30 trading-day period falls below $15 million regardless of the original standard under which the issuer listed. 2. On December 6, 2016, the Exchange determined that the Common Stock should be suspended from trading after the close on December 6, 2016, and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the Exchange. The Company was notified by phone and letter on December 6, 2016. 3. Pursuant to the above authorization, a press release was issued December 6, 2016 and an announcement was made on the 'ticker' of the Exchange at the close of the trading session announcing the suspension of trading in the Common Stock. Similar information was included on the Exchange's website. 4. Pursuant to Section 804.00 of the Manual, the Company had a right to appeal to a Committee of the Board of the Exchange, the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.